Exhibit 99.1

Atlantic Power Corporation Releases Second Quarter 2019 Results

Second Quarter 2019 Financial Highlights

•             Net income attributable to Atlantic Power increased to $1.2 million or $0.01 per diluted share from a net loss of $0.6 million or ($0.01) per diluted share in Q2 2018

•             Project income increased to $21.7 million from $13.6 million in Q2 2018, mostly due to Manchief (gas turbine overhaul in 2018) and Curtis Palmer (higher water flows in 2019)

•             Cash from operating activities increased to $38.9 million from $28.1 million in Q2 2018, mostly due to higher Project Adjusted EBITDA and slightly lower cash interest payments

•             Project Adjusted EBITDA increased to $50.8 million from $39.8 million in Q2 2018

•             Repaid $18.3 million of term loan and project debt and redeemed remaining Cdn$24.7 million of Series D convertible debentures (US$18.5 million equivalent); improved leverage ratio to 3.8 times

•             Liquidity at June 30, 2019 of $194.4 million, including approximately $39 million of discretionary cash, in line with the March 31st level

Recent Developments

•             Completed the acquisition of the Allendale and Dorchester contracted biomass plants in South Carolina from EDF Renewables for $13 million on July 31, 2019

•             In July 2019, Kenilworth customer exercised option to extend contract one year to September 2021

DEDHAM, MASSACHUSETTS — August 1, 2019 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three and six months ended June 30, 2019.

“Second quarter results were strong primarily due to above-average water flows at Curtis Palmer. During the quarter, we continued to strengthen our balance sheet by repaying $37 million of debt,” said James J. Moore, Jr., President and CEO of Atlantic Power. “In the past few months, we have announced an agreement to acquire equity ownership interests in two contracted biomass projects in North Carolina and Michigan for $20 million and we have closed on the purchase of two contracted biomass projects in South Carolina for $13 million. These acquisitions represent a meaningful addition to the level and length of our existing contracted cash flows. In addition, we reached an agreement to sell Manchief to the existing customer for $45.2 million following the expiration of the Power Purchase Agreement (PPA) in May 2022, which removes re-contracting uncertainty for this project and supports further debt reduction.”

Atlantic Power Corporation

Table 1 - Summary of Financial Results

(in millions of U.S. dollars)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Project revenue	$71.3	$66.2	$144.3	$146.2
Project income	21.7	13.6	52.2	41.8
Net income (loss) attributable to Atlantic Power Corporation	1.2	(0.6)	10.1	15.2
Cash provided by operating activities	38.9	28.1	68.1	78.4
Cash (used in) provided by investing activities	(0.1)	(1.3)	1.1	(2.4)
Cash used in financing activities	(41.3)	(32.5)	(66.8)	(78.2)
Project Adjusted EBITDA	50.8	39.8	104.5	93.2

All amounts are in U.S. dollars and are approximate unless otherwise indicated. Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to “Non-GAAP Disclosures” on page 13 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Financial Results for the Three Months Ended June 30, 2019

Second quarter 2019 results for Project Adjusted EBITDA and operating cash flow exceeded the Company’s expectations, mostly because generation at Curtis Palmer was significantly above the long-term average due to higher water flows, in a continuation of the first quarter performance.

Project income, Net income and Project Adjusted EBITDA

Project income for the second quarter of 2019 was $21.7 million, an $8.1 million increase from $13.6 million in the year-ago period. Project revenue increased $5.1 million as a result of higher water flows at Curtis Palmer, the start-up of Tunis under a new PPA in October 2018 and the consolidation of Koma Kulshan in July 2018. Operations and maintenance expense decreased $8.6 million, mostly at Manchief, which had a gas turbine overhaul in 2018, and at Tunis, which incurred start-up maintenance in the 2018 period. Depreciation and amortization expense decreased $4.9 million as the 2018 period included amortization of the remaining PPA intangible asset at Nipigon. These favorable expense comparisons were partially offset by a $6.8 million unfavorable change in the fair value of derivative instruments.

Net income attributable to Atlantic Power Corporation for the second quarter of 2019 was $1.2 million compared to a $0.6 million net loss in the second quarter of 2018. The improvement of $1.8 million was primarily attributable to an $8.1 million increase in Project income, a $2.7 million increase in the fair value of the convertible debenture conversion option (included in “Other (income) expense, net”), and a $1.2 million reduction in administration expense. These positive factors were partially offset by a foreign exchange loss of $4.9 million as compared to a $5.4 million gain in the comparable 2018 period, which was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar appreciated from March 31, 2019 to June 30, 2019).

Project Adjusted EBITDA for the second quarter of 2019 increased $11.0 million to $50.8 million from $39.8 million in the second quarter of 2018. The increase was primarily driven by Manchief (+$7.4 million), due to lower maintenance expense and increased dispatch in 2019; Curtis Palmer (+$5.9 million), which had higher water flows in 2019; and Tunis (+$2.2 million), which incurred maintenance expense in the 2018 period in preparation for start-up under a new PPA in October 2018. Increases at these projects were partially offset by Chambers (-$1.7 million, due to lower energy and steam demand and lower prices for excess energy) and more modest decreases at Cadillac and Oxnard.

Cash Flow

Cash provided by operating activities for the second quarter of 2019 was $38.9 million, an increase of $10.8 million from $28.1 million in the second quarter of 2018. The increase was primarily attributable to the $11.0 million increase in Project Adjusted EBITDA and a slight reduction in cash interest and cash taxes, partially offset by a $1.8 million unfavorable year-over-year change in working capital and a $1.1 million reduction in distributions from unconsolidated affiliates, driven by a lower distribution from Chambers, due to lower Project Adjusted EBITDA.

Cash used in investing activities for the second quarter of 2019 was $0.1 million, compared to $1.3 million in the second quarter of 2018, when the Company acquired an additional ownership interest in Koma Kulshan for $1.1 million.

Cash used in financing activities for the second quarter of 2019 was $41.3 million as compared to $32.5 million in the year-ago period. In 2019, the Company repaid $18.3 million of term loan and project debt, redeemed $18.5 million (US$ equivalent) of the remaining Series D convertible debentures, made $1.9 million of cash payments for vested LTIP units withheld for taxes, paid $1.8 million of preferred dividends and repurchased $0.9 million of common and preferred shares. In the comparable 2018 period, the Company repaid $26.4 million of term loan and project debt, repurchased $3.3 million of common and preferred shares and paid $2.1 million of preferred dividends.

During the second quarter of 2019, the net decrease in the Company’s cash, restricted cash and cash equivalents was $2.5 million.

Financial Results for the Six Months Ended June 30, 2019

Results for the first six months of 2019 were strong, reflecting above-average generation at Curtis Palmer due to higher water flows, the non-recurrence of the Manchief gas turbine overhaul, and the start-up of Tunis, partially offset by the short-term contract extension for Williams Lake that began in April 2018 which reduced the project’s gross margin.

Project income, Net income and Project Adjusted EBITDA

Project income for the first six months of 2019 was $52.2 million, a $10.4 million increase from $41.8 million in the year-ago period. Project revenue decreased $1.9 million due primarily to the San Diego projects, which ceased operations in February 2018, and to Williams Lake, due to the short-term contract extension. These declines were partially offset by revenue increases at Curtis Palmer, which benefited from higher water flows; Tunis, which re-started operations in October 2018, and Koma Kulshan, which was consolidated in July 2018. Operations and maintenance expense decreased $13.4 million, mostly at Manchief and Tunis. Depreciation and amortization expense decreased $12.4 million due to lower amortization at Nipigon and the shutdown of the San Diego projects. Decreases in these expenses were partially offset by a $12.9 million unfavorable change in the fair value of derivative instruments.

Net income attributable to Atlantic Power Corporation for the first six months of 2019 was $10.1 million compared to $15.2 million in the 2018 period. The decrease of $5.1 million was primarily attributable to a foreign exchange loss of $9.9 million as compared to a $13.6 million gain in the comparable 2018 period, related to the revaluation of debt denominated in Canadian dollars as the Canadian dollar appreciated from December 31, 2018 to June 30, 2019, and a $4.2 million decrease in the fair value of the convertible debenture conversion option. These negative factors were partially offset by a $10.4 million increase in Project income, a $4.7 million increased gain on the repurchase of the Company’s preferred shares and a $4.0 million decrease in interest expense.

Project Adjusted EBITDA for the first six months of 2019 increased $11.3 million to $104.5 million from $93.2 million in the first six months of 2018. The increase was primarily driven by Curtis Palmer (+$8.6 million), Manchief (+$7.9 million), and Tunis (+$5.7 million), for reasons previously described, and Orlando (+$1.4 million), due to a capacity rate escalation and lower maintenance expense. Increases at these projects were partially offset by decreases at Williams Lake (-$4.9 million), due to the short-term contract extension; Chambers (-$2.3 million), due to lower energy and steam demand and lower excess energy pricing; and modest decreases at Cadillac, Oxnard, Mamquam and Calstock.

Cash Flow

Cash provided by operating activities for the first six months of 2019 was $68.1 million, a $10.3 million decrease from $78.4 million in the comparable 2018 period. This decrease was primarily attributable to a $24.5 million adverse change in cash flows attributable to changes in working capital. The 2018 period included a $17.7 million release of working capital by Kapuskasing, North Bay and the three San Diego projects when they ceased operation. The negative impact on cash flow of changes in working capital was partially offset by the benefit to cash flow of the $11.3 million increase in Project Adjusted EBITDA.

Cash provided by investing activities for the first six months of 2019 was $1.1 million as compared to a $2.4 million use of cash in the 2018 period. In 2019, the Company realized $1.5 million of salvage proceeds from the San Diego projects, whereas in 2018, the Company used cash to acquire an additional ownership interest in Koma Kulshan for $1.1 million.

Cash used in financing activities for the first six months of 2019 was $66.8 million as compared to $78.2 million in the year-ago period. In 2019, the Company repaid $34.0 million of term loan and project debt, redeemed $18.5 million (US$ equivalent) of the remaining Series D convertible debentures, repurchased $8.7 million of common and preferred shares, paid $3.7 million of preferred dividends and made $1.9 million of cash payments for vested LTIP units withheld for taxes. In the comparable 2018 period, the Company issued $92.2 million of Series E convertible debentures, redeemed $88.0 million of Series C and Series D convertible debentures, repaid $58.8 million of term loan and project debt, repurchased $13.7 million of common and preferred shares, incurred $4.8 million of deferred financing costs and paid $4.3 million of preferred dividends.

During the first six months of 2019, the net increase in the Company’s cash, restricted cash and cash equivalents was $2.4 million.

Liquidity and Balance Sheet

Liquidity

As shown in Table 2, the Company’s liquidity at June 30, 2019 was $194.4 million, a decrease of $3.5 million from $197.9 million at March 31, 2019. At June 30, 2019, there was $45.6 million of cash at the parent, of which the Company considers approximately $39 million to be discretionary cash available for general corporate purposes.

Atlantic Power Corporation

Table 2 - Liquidity

(in millions of U.S. dollars)

Unaudited

	June 30, 2019	March 31, 2019
Cash and cash equivalents, parent	$45.6	$47.6
Cash and cash equivalents, projects	25.8	27.2
Total cash and cash equivalents	71.4	74.8
Revolving credit facility	200.0	200.0
Letters of credit outstanding	(77.0)	(76.9)
Availability under revolving credit facility	123.0	123.1
Total liquidity	$194.4	$197.9

Excludes restricted cash of:	$1.4	$0.5

Balance Sheet

Debt Repayment

During the second quarter of 2019, the Company repaid $17.5 million of the APLP Holdings term loan and amortized $775 thousand of project-level debt. On April 10, 2019, as previously reported, the Company redeemed the remaining Cdn$24.7 million of 6.00% Series D Debentures (US$18.5 million equivalent) at par plus accrued interest. The total outlay of US$18.9 million equivalent was funded from discretionary cash.

At June 30, 2019, the Company’s consolidated debt was $685 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.8 times, which was improved from 4.5 times at March 31, 2019.

The Company expects to repay another $34 million of consolidated debt in the second half of 2019, and expects to have a leverage ratio of approximately 4 times at year end 2019.

Debt Maturity Profile

As a result of the Series D redemption in April 2019, the Company’s next bullet maturity is not until April 2022, when the $200 million revolving credit facility matures. There are currently no borrowings outstanding, although $77 million is being used for letters of credit.

The $417.5 million APLP Holdings term loan is being repaid through amortization and the sweep, with approximately $125 million of the principal expected to be remaining at the April 2023 maturity date.

Normal Course Issuer Bid (NCIB) Update

In the second quarter of 2019, the Company repurchased and canceled 9,800 shares of the Cumulative Rate Reset Preferred, Series 2 at Cdn$18.40 per share, for a total cost of Cdn$180 thousand (US$138 thousand equivalent). Earlier this year, the Company reached the 10% limit on Series 1 and Series 3 repurchases under this NCIB. Also during the second quarter, the Company repurchased and canceled approximately 313 thousand common shares at an average price of $2.27 per share, for a total investment of approximately $712 thousand.

2019 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company is maintaining its guidance for 2019 Project Adjusted EBITDA in the range of $175 million to $190 million. Results are currently trending toward the upper end of this range, primarily due to Curtis Palmer. In 2018, water flows at Curtis Palmer were very close to the historical average while those for Mamquam were better than average. In the first six months of 2019, higher water flows at Curtis Palmer have resulted in generation significantly above the long-term average, which has benefited results; some of this benefit may reverse over the remainder of the year due to the variability of water flows. Results for Mamquam have been lower than in 2018 and are generally in line with expectations. The 2019 guidance assumes a shutdown of Williams Lake at the end of September, when the existing short-term contract extension expires. If a new PPA is entered into, the Company expects to reflect it in guidance at that time.

Table 3 provides a bridge of the Company’s 2019 Project Adjusted EBITDA guidance to an estimate of 2019 Cash provided by operating activities. For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil. The decline in 2019 estimated Cash provided by operating activities from the 2018 level is largely attributable to the working capital assumption, Chambers project debt amortization of $5.2 million (captured in the adjustment for equity method projects), and expected decommissioning outlays for the San Diego projects. Results in the first six months of 2019 benefited relative to expectations from strong performance at Curtis Palmer and the timing of certain revenues and expenditures, including the timing of decommissioning outlays; some of this benefit may reverse over the remainder of the year.

Atlantic Power Corporation

Table 3 - Bridge of 2019 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

	2019 Guidance
	(initiated 2/28/19)	2018 Actual
Project Adjusted EBITDA	$175 - $190	$185.1
Adjustment for equity method projects(1)	(5)	(0.0)
Corporate G&A expense	(22)	(23.9)
Cash interest payments	(39)	(41.3)
Cash taxes	(4)	(3.1)
Decommissioning (San Diego projects)	(5)	(0.5)
Other (including changes in working capital)	(0)	21.2
Cash provided by operating activities	$100 - $115	$137.5

Note:  For the purpose of providing bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil. See comment in preceding paragraph.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution.

Commercial and Operational Updates

Decommissioning of San Diego Projects

As previously reported, the Company is required by its land use agreements with the U.S. Navy to decommission its three project sites in San Diego (Naval Station, Naval Training Center and North Island). The Company is continuing to work through a critical path issue with San Diego Gas & Electric, and now expects decommissioning work to be completed in the first half of 2020. In the second quarter of 2019, the Company recorded a $1.4 million increase to the asset retirement obligation for these facilities, and now expects the cash outlay to total approximately $6.6 million, subject to receipt of final demolition bids later this fall. Net of $1.7 million of salvage proceeds received to date, the net cash outlay is estimated to be approximately $5 million.

Biomass Acquisitions

On July 31, 2019, the Company completed the acquisition of the Allendale and Dorchester plants in South Carolina from EDF Renewables for $13 million, of which $2.6 million was paid as a deposit in September 2018 and the remaining $10.4 million was paid at closing from the Company’s discretionary cash. Allendale and Dorchester have been in service since 2013 and each has a capacity of 20 megawatts. All of their output is sold to Santee Cooper, a state-owned utility, under PPAs that run to the fourth quarter of 2043. Under the terms of the PPAs, the plants receive energy payments for energy produced. The fuel cost component of the energy revenues is based on a biomass market index. There is no project-level debt at either plant. The Company expects the two projects to generate a combined Project Adjusted EBITDA of approximately $3 million annually.

On May 14, 2019, the Company executed an agreement to acquire, for $20 million, the equity ownership interests held by AltaGas Power Holdings (U.S.) Inc. (AltaGas) in two contracted biomass plants. Upon closing of the transaction, expected in the third quarter of 2019 subject to regulatory and other customary approvals, the Company will acquire a 50% interest in the 48 megawatt Craven County plant in North Carolina and a 30% interest in the 37 megawatt Grayling plant in Michigan. Craven County has been in service since October 1990 and has a PPA with Duke Energy that runs through December 2027. Grayling has been in service since June 1992 and has a PPA with Consumers Energy that runs through December 2027. There is no project-level debt at either plant. The Company intends to fund the purchase price from discretionary cash.

The Company has previously indicated that it expects these four plants and the remaining ownership interests in Koma Kulshan acquired in 2018 to generate a combined Project Adjusted EBITDA of $8 million to $10 million annually on average through the date of the first PPA expiration (December 2027).

Manchief Sale Agreement

On May 24, 2019, the Company executed an agreement for the sale of the 300 megawatt gas-fired Manchief plant to Public Service Co. of Colorado, the existing customer under the PPA, for $45.2 million, subject to working capital and other customary adjustments. The sale is subject to regulatory approvals and is expected to close in May 2022, following the expiration of the PPA. The Company will continue to realize the cash flows under the PPA until closing. Proceeds of the sale are expected to be used to reduce the remaining principal amount of the Company’s senior secured term loan.

PPAs

Williams Lake (British Columbia). The project continues to operate under a short-term contract with BC Hydro that is scheduled to expire on September 30, 2019. Discussions with BC Hydro on a potential long-term contract are continuing.

Kenilworth (New Jersey).  In July 2019, Merck executed the third of its three successive one-year renewal options under the Energy Services Agreement, thus extending the expiration date to September 2021. The Company is in discussions with Merck regarding a potential further contract extension beyond 2021.

Maintenance and Capex

In the second quarter of 2019, the Company incurred $6.8 million of maintenance expense. For the full year, which does not have any planned major outages, the Company is projecting maintenance expense of approximately $26.2 million (up slightly from previously, due to higher maintenance expense at Oxnard and Moresby Lake) and capital expenditures of approximately $1.1 million. (All of these figures include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.)

Financial Results by Segment and by Project

A schedule of Project income (loss) and Project Adjusted EBITDA by segment for the three and six months ended June 30, 2019 and the comparable 2018 periods can be found on page 13 of this release.

A schedule of Project income (loss), Project Adjusted EBITDA and Cash Distributions by project for the three and six months ended June 30, 2019 and the comparable 2018 periods can be found in the second quarter 2019 presentation on the Company’s website. Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 13 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, August 2, 2019 at 8:30 AM ET. Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Friday, August 2, 2019

Start Time:  8:30 AM ET

Phone Number:  U.S. (Toll Free) 1-855-239-3193; Canada (Toll Free) 1-855-669-9657; International (Toll) 1-412-542-4129.

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay:  Access conference call number 10133246 at the following telephone numbers:  U.S. (Toll Free) 1-877-344-7529; Canada (Toll Free) 1-855-669-9658; International (Toll) 1-412-317-0088. The replay will be available one hour after the end of the conference call through September 2, 2019 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in ten states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2019 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements.  The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer).  The majority of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of

1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company’s view that Project Adjusted EBITDA and operating cash flow in the three and six months ended June 30, 2019 were ahead of its expectations, primarily due to above-average water flows at Curtis Palmer;

•                  the Company’s view that the acquisitions of four biomass plants will meaningfully add to the level and length of its existing contracted cash flows;

•                  the Company’s view that the sale agreement for Manchief removes re-contracting uncertainty for the project and supports further debt reduction;

•                  the Company’s view that approximately $39 million of cash at the parent is available for discretionary purposes;

•                  the Company’s expectation that it will repay another $34 million of consolidated debt over the remainder of the year, and that its leverage ratio at year end 2019 will be approximately 4 times;

•                  the Company’s estimate that approximately $125 million of its term loan will be outstanding at the April 2023 maturity date, with the balance having been repaid previously through amortization and the sweep;

•                  the Company’s guidance for 2019 Project Adjusted EBITDA in the range of $175 million to $190 million, and its view that results are currently trending toward the upper end of the range, primarily due to Curtis Palmer;

•                  the Company’s assumption in its 2019 guidance of average water conditions for its hydro projects;

•                  the Company’s assumptions in its 2019 guidance with respect to Williams Lake;

•                  the Company’s estimate for 2019 Cash provided by operating activities in the range of $100 million to $115 million, assuming for this purpose that changes in working capital are nil;

•                  the Company’s estimation that cash outlays associated with the decommissioning of the three San Diego projects will total approximately $6.6 million and that work will be completed in the first half of 2020;

•                  the Company’s estimate that the Allendale and Dorchester projects will generate a combined Project Adjusted EBITDA of approximately $3 million annually;

•                  the Company’s estimate that the acquisition of equity ownership interests in two contracted biomass plants from AltaGas will close in the third quarter of 2019;

•                  the Company’s estimate that the four acquired biomass plants and the additional ownership interest acquired in Koma Kulshan will generate a combined Project Adjusted EBITDA of $8 million to $10 million annually on average through the date of the first PPA expiration (December 2027);

•                  the Company’s expectation that the sale of Manchief will close in May 2022, following the expiration of its PPA, and that proceeds from the sale will be used to reduce the remaining principal amount of the Company’s senior secured term loan;

•                  the Company’s expectations for re-contracting Williams Lake, Kenilworth and other projects with expiring PPAs;

•                  the Company’s estimation that, in 2019, including its share of equity-owned projects, maintenance expense will total approximately $26.2 million and capital expenditures will total approximately $1.1 million; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet

(in millions of U.S. dollars)

Unaudited

	June 30,	Dec. 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$71.4	$68.3
Restricted cash	1.4	2.1
Accounts receivable	30.2	35.7
Current portion of derivative instruments asset	0.3	4.2
Inventory	15.7	15.8
Prepayments	5.4	4.0
Income taxes receivable	—	0.3
Lease receivable	2.0	—
Other current assets	3.6	5.9
Total current assets	130.0	136.3
Property, plant, and equipment, net	537.4	549.5
Equity investments in unconsolidated affiliates	137.6	140.8
Power purchase agreements and intangible assets, net	156.4	170.1
Goodwill	21.3	21.3
Derivative instruments asset	—	0.3
Right-of-use lease assets	5.7	—
Other assets	6.1	6.2
Total assets	$994.5	$1,024.5
Liabilities
Current liabilities:
Accounts payable	$2.4	$2.5
Accrued interest	2.4	2.3
Other accrued liabilities	15.6	20.2
Current portion of long-term debt	113.1	68.1
Current portion of derivative instruments liability	10.0	4.5
Convertible debentures	—	18.1
Short-term lease liability	1.5	—
Other current liabilities	0.5	0.2
Total current liabilities	145.5	115.9
Long-term debt, net of unamortized discount and deferred financing costs	471.1	540.7
Convertible debentures, net of discount and unamortized deferred financing costs	79.8	75.7
Derivative instruments liability	18.2	15.4
Deferred income taxes	7.9	9.0
Power purchase agreements and intangible liabilities, net	20.7	21.2
Asset retirement obligations, net	51.8	49.2
Long-term lease liability	4.8	—
Other long-term liabilities	3.9	5.0
Total liabilities	$803.7	$832.1
Equity
Common shares, no par value, unlimited authorized shares; 109,381,678 and 108,341,738 issued and outstanding at June 30, 2019 and December 31, 2018	1,260.9	1,260.9
Accumulated other comprehensive loss	(141.5)	(146.2)
Retained deficit	(1,111.5)	(1,121.6)
Total Atlantic Power Corporation shareholders’ equity	7.9	(6.9)
Preferred shares issued by a subsidiary company	182.9	199.3
Total equity	190.8	192.4
Total liabilities and equity	$994.5	$1,024.5

Atlantic Power Corporation

Table 5 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Project revenue:
Energy sales	$36.5	$31.4	$73.5	$69.8
Energy capacity revenue	$31.6	23.3	61.8	43.4
Other	$3.2	11.5	9.0	33.0
	$71.3	66.2	144.3	146.2
Project expenses:
Fuel	15.8	15.0	35.8	37.2
Operations and maintenance	18.6	27.2	35.1	48.5
Depreciation and amortization	16.1	21.0	32.3	44.7
	50.5	63.2	103.2	130.4
Project other income (loss):
Change in fair value of derivative instruments	(7.0)	(0.2)	(9.4)	3.5
Equity in earnings of unconsolidated affiliates	9.4	11.2	22.3	23.5
Interest, net	(0.2)	(0.4)	(0.6)	(1.0)
Other expense, net	(1.3)	—	(1.2)	—
	0.9	10.6	11.1	26.0
Project income	21.7	13.6	52.2	41.8

Administrative and other expenses:
Administration	5.0	6.2	11.8	12.2
Interest expense, net	11.0	11.1	22.1	26.1
Foreign exchange loss (gain)	4.9	(5.4)	9.9	(13.6)
Other (income) expense, net	(3.7)	(0.2)	0.9	(2.2)
	17.2	11.7	44.7	22.5
Income from operations before income taxes	4.5	1.9	7.5	19.3
Income tax expense	1.6	0.9	2.2	4.2
Net income	2.9	1.0	5.3	15.1
Net income (loss) attributable to preferred shares of a subsidiary company	1.7	1.6	(4.8)	(0.1)
Net income attributable to Atlantic Power Corporation	$1.2	$(0.6)	$10.1	$15.2
Net earnings (loss) per share attributable to Atlantic Power Corporation shareholders:
Basic	$0.01	$(0.01)	$0.09	$0.13
Diluted	$0.01	$(0.01)	$0.09	$0.13
Weighted average number of common shares outstanding:
Basic	109.7	112.4	109.3	113.6
Diluted	110.2	112.4	138.0	140.1

Atlantic Power Corporation

Table 6 - Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

Unaudited

	Six months ended June 30,
	2019	2018
Cash provided by operating activities:
Net income	$5.3	$15.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32.3	44.7
Other gain	(0.9)
Share-based compensation	0.8	1.1
Asset retirement obligation	1.4	—
Equity in earnings from unconsolidated affiliates	(22.3)	(23.5)
Distributions from unconsolidated affiliates	25.4	27.3
Unrealized foreign exchange loss (gain)	10.2	(13.3)
Change in fair value of derivative instruments	11.2	(5.9)
Amortization of debt discount, deferred financing costs and right-of-use lease assets	4.4	5.4
Change in deferred income taxes	(0.7)	2.0
Change in other operating balances
Accounts receivable	4.1	27.4
Inventory	0.1	3.7
Prepayments and other assets	(0.6)	3.8
Accounts payable	0.1	(1.9)
Accruals and other liabilities	(2.7)	(7.5)
Cash provided by operating activities	68.1	78.4

Cash provided by (used in) investing activities:
Investment in unconsolidated affiliate	—	(1.1)
Proceeds from asset sales	1.5	—
Purchase of property, plant and equipment	(0.4)	(1.3)
Cash provided by (used in) investing activities	1.1	(2.4)

Cash used in financing activities:
Proceeds from convertible debenture issuance	—	92.2
Repayment of convertible debentures	(18.5)	(88.0)
Common share repurchases	(0.8)	(9.2)
Preferred share repurchases	(7.9)	(4.5)
Repayment of corporate and project-level debt	(34.0)	(58.8)
Cash payments for vested LTIP units withheld for taxes	(1.9)	(0.8)
Deferred financing costs	—	(4.8)
Dividends paid to preferred shareholders	(3.7)	(4.3)
Cash used in financing activities:	(66.8)	(78.2)

Net increase (decrease) in cash, restricted cash and cash equivalents	2.4	(2.2)
Cash, restricted cash and cash equivalents at beginning of period	70.4	84.9
Cash, restricted cash and cash equivalents at end of period	$72.8	$82.7

Supplemental cash flow information
Interest paid	$18.7	$20.2
Income taxes paid, net	$2.4	$1.9
Accruals for construction in progress	$—	$0.1
Right-of-use asset obtained in exchange for finance lease liability	$0.1	$—

Atlantic Power Corporation

Table 7 - Project Income (Loss) and Project Adjusted EBITDA by Segment

(in millions of U.S. dollars)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Project income (loss)
East U.S.	$18.6	$18.4	$42.5	$39.1
West U.S.	0.0	(6.3)	0.4	(8.2)
Canada	7.4	1.2	15.8	8.5
Un-allocated Corporate	(4.3)	0.3	(6.5)	2.4
Total	$21.7	$13.6	$52.2	$41.8
Project Adjusted EBITDA
East U.S.	$33.4	$31.2	$69.4	$64.4
West U.S.	6.9	(0.7)	13.0	5.4
Canada	10.2	9.0	21.9	23.2
Un-allocated Corporate	0.3	0.3	0.2	0.2
Total	$50.8	$39.8	$104.5	$93.2

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges), and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income and to Net income on a consolidated basis is provided in Table 8 below.

Atlantic Power Corporation

Table 8 - Reconciliation of Net Income (Loss) to Project Adjusted EBITDA

(in millions of U.S. dollars)

Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss) attributable to Atlantic Power Corporation	$1.2	$(0.6)	$10.1	$15.2
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.7	1.6	(4.8)	(0.1)
Net income	$2.9	$1.0	$5.3	$15.1
Income tax expense	1.6	0.9	2.2	4.2
Income from operations before income taxes	4.5	1.9	7.5	19.3
Administration	5.0	6.2	11.8	12.2
Interest expense, net	11.0	11.1	22.1	26.1
Foreign exchange loss (gain)	4.9	(5.4)	9.9	(13.6)
Other (income) expense, net	(3.7)	(0.2)	0.9	(2.2)
Project income	$21.7	$13.6	$52.2	$41.8

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$20.1	$25.1	$40.2	$53.1
Interest expense, net	0.8	0.9	1.5	1.9
Change in the fair value of derivative instruments	7.0	0.2	9.4	(3.6)
Other expense, net	1.2	—	1.2	—
Project Adjusted EBITDA	$50.8	$39.8	$104.5	$93.2